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Exhibit 10.97

    THE ENVIRONMENTAL POWER CORPORATION MEDICAL EXPENSE REIMBURSEMENT PLAN

                                PLAN NUMBER 501






                                  From the law office of:
                                  PETER L. KNOX, Esq.
                                  222 Walnut Street
                                  Brookline, Massachusetts
                                  (617) 738-1118
                                  December 18, 1998
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TABLE OF CONTENTS

ARTICLE I   DEFINITIONS
            -----------



            1.01    Code
            1.02    Compensation
            1.03    Dependent(s)
            1.04    Employee
            1.05    Employer
            1.06    Medical Care
            1.07    Medicines and Drugs
            1.08    Plan
            1.09    Plan Administrator


ARTICLE II  ELIGIBILITY
            -----------

            2.01    Eligibility
            2.02    Duration
            2.03    Benefits
            2.04    Elections


ARTICLE III     BENEFITS
                --------

            3.01    Reimbursement for Medical Expenses
            3.02    Health Insurance


ARTICLE IV  MISCELLANEOUS
            -------------

            4.01    Plan Administrator's Powers
            4.02    Claim Review Procedure
            4.03    Amendment and Termination
            4.04    Spendthrift Clause
            4.05    Insurance Contracts
            4.06    Construct ion
            4.07    Multiple Originals

    THE ENVIRONMENTAL POWER CORPORATION MEDICAL EXPENSE REIMBURSEMENT PLAN

                                PLAN NUMBER 501

     ENVIRONMENTAL POWER CORPORATION hereby declares and establishes, effective September 1, 1998, a flexible benefit plan for the benefit of its employees in order to permit each participant to have an election to voluntarily reduce his pay and to have such amounts used to provide benefits hereunder.

     This Plan is for the exclusive benefit of the Employees of the Employer and their beneficiaries and it shall be interpreted and administered in a manner consistent with the applicable requirements of the Code and ERISA.


                                   ARTICLE I

                                  DEFINITIONS

1.01  "Code" shall mean the Internal Revenue Code of 1986.

1.02 "Compensation" shall mean wages, salaries, tips, bonuses, overtime, and other employee compensation.

1.03 "Dependent(s)" shall mean a participant's spouse and dependents within the meaning of Section 152 of the Code. "Spouse" shall mean the person to whom the participant is legally married, however a participant who is legally separated from his spouse under a decree of separate maintenance is not considered married for the purposes of this Plan.

1.04 "Employee" shall mean any person who is carried on the payroll records of the Employer as employed by the Employer, excluding independent contractors.

1.05 "Employer" shall mean ENVIRONMENTAL POWER CORPORATION, a New Hampshire corporation, and its successors and assigns.

1.06 "Medical Care" shall mean amounts paid for the diagnosis, cure, medication, treatment, or prevention of disease, or for the purpose of affecting any structure or function of the body, or for transportation primarily for and essential to such Medical Care. Amounts paid for operations or treatments affecting any portion of the body, including obstetrical expenses
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and expenses of therapy or X-ray treatments, are included in the term Medical
Care, but expenditures for illegal operations or treatments are not. Medical Care includes: hospital services, nursing services (including nurses' board where paid by the participant), medical, laboratory, surgical, dental and other healing services, Medicine and Drugs, artificial teeth or limbs, and ambulance hire. However, an expenditure which is merely beneficial to the general health of an individual, such as an expenditure for a vacation, is not an expenditure for Medical Care. Capital expenditures cannot qualify as Medical Care.

     Expenses paid for transportation primarily for and essential to the rendition of the Medical Care are expenses paid for Medical Care. However, such expenses shall not include the cost of any meals and lodging while away from home receiving medical treatment.

     The cost of in-patient hospital care (including the cost of meals and lodging therein) is an expenditure for Medical Care. The extent to which expenses for care in an institution other than a hospital shall constitute Medical Care is primarily a question of fact which depends upon the condition of the individual and the nature of the services he receives (rather than the nature of the institution). Where an individual is in an institution because his condition is such that the availability of Medical Care in such institution is a principal reason for his presence there, and meals and lodging are furnished as a necessary incident to such care, the entire cost of Medical Care and meals and lodging at the institution, which are furnished while the individual requires continual Medical Care, shall constitute an expense for Medical Care. Where an individual is in an institution, and his condition is such that the availability of Medical Care in such institution is not a principal reason for his presence there, only that part of the cost of care in the institution as is attributable to Medical Care shall be considered as a cost of Medical Care; meals and lodging at the institution in such a case are not considered a cost of Medical Care.

     However, the term "Medical Care" shall not include any expense that would not be considered to be medical care within the meaning of Section 213 of the Internal Revenue Code of 1986.

1.07 "Medicines and Drugs" shall include only items which are legally procured and which are generally accepted as falling within the category of medicines and drugs, and which require a prescription.

1.08 "Plan" shall mean THE ENVIRONMENTAL POWER CORPORATION MEDICAL EXPENSE REIMBURSEMENT PLAN as set forth herein, together with any and all amendments hereto.

1.09  "Plan Administrator" shall mean ENVIRONMENTAL POWER CORPORATION.

                                  ARTICLE II

                                  ELIGIBILITY


2.01  ELIGIBILITY

     Each Employee who works an average of twenty (20) or more hours per week shall become a Participant after thirty (30) calendar days of employment.

2.02  DURATION

     Participation shall cease when the Employee: ceases to be carried on the Employer's payroll records as an Employee; is accused of dishonestly submitting claims; must include the fringe benefits provided hereunder in his gross income, but only if the Plan Administrator, in his unfettered discretion, directs that participation shall cease; fails to promptly, completely, and accurately comply with any requests for documents or information that the Plan Administrator feels are necessary for the proper operation of the Plan or for proper compliance with government reporting and disclosure rules; or is an officer of the Employer, a five percent (5%) or more shareholder of the Employer or a Dependent of such a person, or highly compensated Employee of the Employer, and the Plan Administrator determines that such Employee must cease participating in the Plan in order to preserve the income tax exclusions under the Plan for such other Employees. The Plan Administrator, in his unfettered discretion, shall choose one or more such Employees to be removed from participation or to have his election reduced.

2.03  BENEFITS

     Each participant shall have an election to have his Compensation for a calendar year either paid to him as Compensation or, in lieu thereof, be eligible to receive an equal amount of benefits otherwise available hereunder. Unless a different limit is specifically set forth for a benefit, the maximum salary reduction permitted shall be 100% of compensation.

     Any benefits not used by the end of the calendar year or the termination of participation shall be forfeited. A reimbursable expense incurred by the end of such period is deemed to be used even though a claim for reimbursement is not made until a later period.

     If the Plan Administrator determines that a participant must include in his gross income some or all of the fringe benefits provided hereunder, then the Plan Administrator, in his unfettered discretion, may restrict the amount of benefits which are otherwise electable so as to prevent such inclusion.
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2.04  ELECTIONS

     Elections may be made or changed only for the following reasons and only during the following periods:

     (a) For any reason before the beginning of the next calendar year effective for the that calendar year.

     (b) For any reason until thirty (30) days after the participant's date of participation.

     (c) On account of and consistent with and until thirty (30) days after a change in family status such as:

         (1) Change in marital status, including marriage, annulment, separation, or divorce of the Participant, or the death of a spouse.

         (2) Change in the number of Dependents.

         (3) Change in employment status, including termination or commencement of his employment or that of his spouse or dependent.

         (4) Change in hours of employment by the Participant or his spouse or Dependent, including the taking of an unpaid leave of absence by the Participant or his spouse or Dependent.

         (5) Change in residence or worksite of the Participant or his spouse or Dependent.

         (6) Change in eligibility of a Dependent under the Participant's accident or health plan.

         (7) Certain judicial decrees or orders consistent with Reg. Sl.125-
4T(d).

         (8) Eligibility of the Participant or his spouse or Dependent for Medicare or Medicaid consistent with Reg. Sl.125-4T(e).

     (d) On account of a separation from the service of the Employer the Participant may revoke any elections and terminate receipt of any benefits for the duration of the coverage period, but he shall not be eligible to elect new benefits during the remainder of that coverage period.

     (e) For any reason until thirty (30) days after the later of date of the Plan or the date the Plan was signed.

     (f) On account of a change in the cost of a health care plan provided by an independent, third-party provider. If this happens then Participants will have their salary reductions automatically and correspondingly changed, however if the change is a significant increase in health care costs, then the Participant will have an election to either make the corresponding change in salary reduction, or elect different coverage for the remainder of the coverage period.

     (g) On account of a significant curtailment of coverage under a health care plan provided by an independent, third-party provider. If this happens, then Participants will have an opportunity to revoke their elections and to elect similar coverage under another plan.

     (h) On account of the Participant's failure to make any required premium payments, but he shall not be eligible to elect new benefits during the remainder of that coverage period.

     To the extent that non-cash benefits are not affirmatively elected, the participant shall be deemed to have elected cash. Elections or changes in elections will only be effective after the election period closes.

                                  ARTICLE III

                                   BENEFITS

3.01  REIMBURSEMENT FOR MEDICAL EXPENSES

      The Employer shall reimburse each participant who elects to have (up to a maximum of $5,000) benefits provided to him under the medical expense reimbursement plan for expenses incurred by him for Medical Care of the participant and his Dependents, except as otherwise provided herein.

      The maximum reimbursement paid to any participant for Medical Care expenses incurred in any calendar year, even though claimed or reimbursed during a different calendar year, shall be the amount of benefits elected by the participant to be received under the medical expense reimbursement plan. Reimbursement will be made only for expenses incurred while a participant in this Plan. A participant does not incur an expense for Medical Care for someone other than himself unless that person was his Dependent at the time the Medical Care expense was incurred. A claim may be denied unless it is substantiated by actual proof of payment submitted in a manner and form satisfactory to the Plan Administrator. A claim not made by the end of the calendar year following the calendar year during which the participant incurred the expense may be denied as untimely, unless the Plan Administrator, in his unfettered discretion, finds that there was reasonable cause for the delay in filing the claim. Reimbursement will not be made for any expenses which are paid or reimbursed under any other self-insured or insured plan of the Employer, or another employer, or for any benefits paid under Medicare or other Federal or State law.

      Reimbursements need not be made sooner than the end of each quarter of the calendar year and, to the extent year-to-date reimbursements exceed one-fourth (1/4) of the annual benefits elected multiplied by the number of quarters that have elapsed during that calendar year, may be delayed. Benefit reimbursements that are so delayed will, in all events, be reimbursed by the end of the calendar year following the calendar year during which the participant submitted the expense.

      Reimbursements will be paid by the Employer as needed solely from its general assets.

      In consideration of the receipt of any medical expense reimbursement hereunder, the recipient agrees to subrogate the Plan or the Employer to any right or rights he may have of recovery against any person or thing for any loss which occasioned any reimbursement by the Employer.

3.02  HEALTH INSURANCE

      The Employer shall pay health and dental insurance premiums in any calendar year under such policy or policies as it may from time to time select in an amount elected by a participant to be received under the health insurance plan.

      Premiums will be paid by the Employer as needed solely from its general assets.

      Any refund of premiums shall inure to the benefit of the Employer and shall not be credited nor returned to the participant.

                                  ARTICLE IV

                                 MISCELLANEOUS

4.01  PLAN ADMINISTRATOR'S POWERS

      The Plan Administrator shall administer the Plan in accordance with its terms and shall have all powers necessary to carry out the provisions of the Plan, including the power to determine all questions relating to the eligibility of employees to participate in the Plan; to compute and certify the amount and kind of benefits to which any participant shall be entitled; to maintain all necessary records for the administration of the Plan; to interpret the provisions of the Plan and to make and publish such rules for the regulation of the Plan as are not inconsistent with its terms; to advise, counsel and assist any participant regarding any rights, benefits, or elections available under the Plan; to prepare and file all annual disclosure reports and forms as may be required from time to time; to furnish to each participant and beneficiary such information and reports as may be required by law or by the Plan provisions; to request such variances, deferrals, extensions, exemptions, or to make such other elections for the Plan as may be available under the law; to appoint or employ agents, including legal counsel, to assist in the administration of the Plan; and to establish and implement a procedure for allocating or delegating the Plan Administrator's fiduciary responsibilities among named fiduciaries or to persons other than named fiduciaries. The Plan Administrator's determination on all questions and controversies regarding the operation and interpretation of the Plan shall be binding and conclusive upon all parties.

4.02  CLAIM REVIEW PROCEDURE

      (a) Any claim for benefits shall be made in writing to the Plan Administrator, who shall make all determinations as to the right of any person to a benefit under the Plan.
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      (b) If a claim is wholly or partially denied the Plan Administrator shall give the claimant written notice of the denial setting forth in a manner calculated to be understood by the claimant the specific reason(s) for the denial, specific reference to the pertinent Plan provisions on which the denial is based, a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material is necessary, and appropriate information as to the steps to be taken to submit the claim for review, if desired. Such notice of denial shall be given within a reasonable period of time after receipt of the claim. Generally ninety (90) days will not be unreasonable, however, if special circumstances require an additional ninety (90) days, the Plan Administrator shall give the claimant written notice of this extension prior to the extension. The extension notice shall indicate the special circumstances necessitating the extension and the date by which a final decision is expected. If written notice of the denial is not given to the claimant in accordance with this subsection, then the claim shall be deemed denied.

      (c) If a claim is denied, the claimant or his duly authorized representative shall have a reasonable opportunity to appeal and to receive a full and fair review of the claim and its denial. The claimant or his duly authorized representative may request, upon written application, a review of his claim, may review pertinent documents, and may submit issues and comments in writing. A request for review must be received by the Plan Administrator within sixty (60) days after receipt by the claimant of notice of denial.

      (d) A decision upon review shall be rendered in writing within sixty (60) days after receipt of the request for review, unless special circumstances require an extension of sixty (60) days, which notice of extension shall be given prior to the extension. The decision upon review shall be in writing and include specific reasons for the decision written in a manner calculated to be understood by the claimant, and shall include specific references to the pertinent Plan provisions on which the decision is based. If a decision on review is not furnished within the time provided in this subsection, it shall be deemed denied.

4.03  AMENDMENT and TERMINATION

      Although the Employer established this Plan with the intention of maintaining it for an indefinite period of time, the Employer reserves the right at any time and from time to time to amend the Plan to any extent and in any manner that it may deem advisable and/or to terminate or partially terminate the Plan at any time and/or to discontinue its contributions hereunder at any time, and all participants and other persons claiming any interest hereunder shall be bound thereby.

4.04  SPENDTHRIFT CLAUSE

      Benefits provided under the Plan may not be anticipated, assigned (either at law or in equity), alienated or subject to attachment, garnishment, levy, execution, or other legal or equitable process.

4.05  INSURANCE CONTRACTS

      Neither the Employer nor the Plan Administrator shall have any responsibility for the validity, sufficiency, or effect of any policy or contract issued by any insurance company or for the act of any person or persons which may render such policy or contract null or void, or for the failure of any such insurance company to pay the proceeds and profits of any such policy or contract as and when the same shall become due and payable, or for any delay occasioned by reason of any restriction or provision contained in any such policy or contract.

4.06  CONSTRUCTION

      (a) The table of contents and the headings in this instrument are inserted merely for convenience of reference and shall not control or affect the meaning, construction, or effect of this Plan. Whenever any words herein are used in the masculine, feminine, or neuter gender they shall be construed as though they were also used in all other applicable genders, whenever that would be appropriate, and whenever any words herein are used in the singular or plural form they shall be construed as though they were also used in the opposite form whenever that would be appropriate.

      (b) The adoption and maintenance of the Plan is not an employment contract between the Employer and any employee and nothing contained herein shall be deemed to give any employee the right to be retained in the employ of the Employer or to interfere with the right of the Employer to discharge any employee at any time, nor shall it be deemed to give the Employer the right to require any employee to remain in its employ, nor shall it interfere with the employees' right to terminate his employment at any time. All benefits payable under the Plan shall be paid or provided for solely from the general assets of the Employer.

      (c) In the event any term, condition, right, power, privilege, or other provision of this Plan is adjudicated invalid by a court of competent jurisdiction, the remaining provisions of this Plan shall not be affected in any way by reason of such adjudication.

      (d) The numbered sections are divided into SUBSECTIONS designated (a),
(b), (c), etc. The subsections are further divided into PARAGRAPHS designated
(1), (2), (3), etc. The paragraphs are further subdivided into SUBPARAGRAPHS designated (A), (B), (C), etc. The subparagraphs may yet be further subdivided into CLAUSES designated (i), (ii), (iii), etc.

     (e) This Plan shall be construed and enforced according to the laws of New Hampshire, to the extent not pre-empted by ERISA.

4.07  MULTIPLE ORIGINALS

      This instrument may be executed in any number of counterparts, each of which, when duly executed, shall constitute an original.

      IN WITNESS WHEREOF, the Employer has caused this agreement to be executed and the seal of the Employer to be hereunder affixed on December 18, 1998.



                                    ENVIRONMENTAL POWER CORPORATION



                                    By:   /s/ William D. Linehan
                                        ------------------------
                                        WILLIAM D. LINEHAN, Corporate Officer